Exhibit 23.3

CONSENT OF JOSE ALENCAR FRANCESCATTO

I hereby consent to the use of, and agree with, all statements attributable to me in the Prospectus constituting part of the Registration Statement on Form F-1 of Jupiter Gold Corporation which appear in such Prospectus. I also consent to being named in all instances in such Prospectus. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Jose Alencar Francescatto

Jose Alencar Francescatto

November 22, 2016